Exhibit 10.13
AGREEMENT
     THIS AGREEMENT (Agreement) is made and entered into as of the 28th day of January, 2010 by and among ALLIANCE BANKSHARES CORPORATION, a Virginia corporation (Corporation), ALLIANCE BANK CORPORATION, a Virginia corporation (Bank), and WILLIAM E. DOYLE, JR. (Executive), and provides as follows:
TERMS OF AGREEMENT
     For and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:
     Section 1. Employment. Executive shall be employed as the Interim President and Chief Executive Officer of the Corporation and the Bank. He shall perform such executive services for the Corporation and the Bank as may be assigned by the Board of Directors of the Corporation and Executive’s office shall be located at the offices of the Corporation in Chantilly, Virginia.
     Section 2. Term. The term (Term) of this Agreement shall continue for ninety (90) calendar days from the date first above written (Effective Date) unless sooner terminated under the terms of this Agreement (Initial Term). This Agreement may be extended after the Initial Term for up to two (2) successive thirty (30) day periods upon fifteen (15) days’ written notice given by the Bank only prior to the end of any then existing Term.
     Section 3. Exclusive Service. Executive shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of banks. Notwithstanding the foregoing, however, during the Term, the parties agree to cooperate with one another to the extent reasonably necessary to allow Executive time away from his duties hereunder to attend to personal commitments.
     Section 4. Executive’s Deliverables. (a) Not later than thirty (30) days following the Effective Date, Executive shall deliver a comprehensive written report to the Corporation in which Executive provides his evaluation of the overall, current situation of the Bank and the Corporation.
          (b) Not later than sixty (60) days following the Effective Date, Executive shall have reviewed all aspects of the business plans for the Corporation and the Bank and shall deliver a written report to the Corporation of such review that includes his findings and recommendations.

          (c) Not later than ninety (90) days following the Effective Date, after sufficient study and reflection, Executive shall deliver to the Corporation his recommendations for the future direction of the Corporation and the Bank.
          (d) The failure of Executive to deliver timely the written reports required by this Section shall be grounds for the termination of the Executive’s employment for cause.
     Section 5. Salary. As compensation while employed hereunder, Executive shall be paid a monthly salary, prorated as necessary, in the amount of $24,292, payable in accordance with the normal payroll practices of the Corporation and less any legally required or agreed upon deductions.
     Section 6. Corporate Benefit Plans. Executive shall be entitled to participate in any employee benefit plan maintained by the Corporation for which he is or will become eligible under the terms of such plans and at a cost to Executive that is the same as that for other senior executives of the Corporation.
     Section 7. Expenses. (a) The Corporation shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals and out-of-town lodging and travel expenses, for example. The Corporation agrees to make prompt payment to Executive following receipt and verification of such expenses.
          (b) The Corporation will reimburse Executive at the rate per mile published by the U.S. Internal Revenue Service for all business travel and, as well, for all travel between Executive’s home in Charlottesville, Virginia and the Corporation’s offices.
          (c) The Corporation shall pay or reimburse the reasonable costs for temporary housing for Executive in the Chantilly, Virginia area during the Term hereof.
          (d) The parties intend that any expenses reimbursable to Executive, or paid for Executive, under this Section shall be either (i) non-taxable reimbursement of ordinary and necessary business expenses of the Corporation or (ii), if taxable as ordinary income to Executive, then the Corporation shall pay to Executive an additional 40% of any such taxable reimbursement to cover taxes payable by Executive on account of such reimbursement.
          (e) All expense reimbursement requests under this Section 7 shall be submitted to the Corporation, and reimbursements and payments hereunder shall be made, in accordance with the Corporation’s existing policies, provided that all reimbursements or payments shall be paid no later than September 1, 2010.
     Section 8. Termination. (a) Notwithstanding the termination of Executive’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.

          (b) Executive’s employment hereunder may be terminated by Executive upon fifteen (15) days written notice to the Corporation or at any time by mutual agreement in writing.
          (c) The Corporation may terminate Executive’s employment other than for cause which termination shall be effective upon fifteen (15) days’ notice. In such case, Executive shall be paid the lesser of the salary due through the end of the Term, or the equivalent of four (4) weeks’ pay, following the effective date of termination.
          (d) The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for cause which termination shall be effective immediately.
          (e) If Executive is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order.
     Section 9. Confidentiality/Nondisclosure. Executive covenants and agrees that any and all information concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Executive shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection. This Section 9 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.
     Section 10. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Executive to his last known address.
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     IN WITNESS WHEREOF, the Bank and the Corporation have caused this Agreement to be signed by its duly authorized officers and Executive has hereunto set his hand and seal on the day and year first above written.

ALLIANCE BANKSHARES CORPORATION
By:	/s/ William M. Drohan
Title: Chairman of the Board of Directors

ATTEST:
/s/ Paul M. Harbolick, Jr.

ALLIANCE BANK CORPORATION
By:	/s/ William M. Drohan
Title: Chairman of the Board of Directors

ATTEST:
/s/ Paul M. Harbolick, Jr.

EXECUTIVE
/s/ William E. Doyle, Jr.	(SEAL)
William E. Doyle, Jr.

ATTEST:
/s/ Paul M. Harbolick, Jr.

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